FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
2014 FIRST QUARTER RESULTS AND ANNOUNCES
SECOND QUARTER 2014 GUIDANCE
Cudahy, WI - April 30, 2014 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today reported financial results for the quarter ended March 31, 2014.
Revenues for the quarter ended March 31, 2014 increased 27.6% to $382.0 million from $299.4 million for the quarter ended March 31, 2013. First quarter 2014 net income available to common stockholders was $10.4 million compared with $10.6 million in the prior year quarter. First quarter 2014 diluted income per share available to common stockholders was $0.27 compared with $0.29 in the prior year quarter.
Roadrunner's August 2013 stock offering increased the weighted averaged diluted shares outstanding for the quarter ended March 31, 2014 by approximately 1.5 million shares and impacted diluted income per share available to common stockholders by $0.01 from the prior year quarter.
Roadrunner's summary financial results for the quarter ended March 31 are highlighted below.

	Three Months Ended
(In thousands, except per share data)	March 31,
	2014	2013
Revenues	$382,031	$299,380
Purchased transportation cost	$264,019	$206,342
Depreciation and amortization	4,743	3,355
Other operating expenses	93,651	70,546
Acquisition transaction expenses	379	—
Operating income	$19,239	$19,137
Net income available to common stockholders	10,414	10,582
Weighted average diluted shares outstanding	39,183	36,743
Diluted income per share available to common stockholders	$0.27	$0.29
Roadrunner's earnings before interest, taxes, depreciation, and amortization ("EBITDA"), a non-GAAP financial measure, of $24.0 million for the quarter ended March 31, 2014 represents an increase of 6.6% from EBITDA of $22.5 million for the quarter ended March 31, 2013. A reconciliation of net income to EBITDA is provided below.

	Three Months Ended
	March 31
	2014	2013
	(In thousands)
Net income	$10,414	$10,582
Plus: Provision for income taxes	6,575	6,680
Plus: Total interest expense	2,250	1,875
Plus: Depreciation and amortization	4,743	3,355
EBITDA	$23,982	$22,492

2014 First Quarter Results
In discussing the company's first quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,
“We were pleased with our first quarter results given the impact from severe winter weather throughout the quarter. Strong organic and acquisition-related revenue growth led to a 27.6% increase in 2014 first quarter revenues. Our first quarter operating income, excluding acquisition transaction expenses of $0.4 million, improved 2.5% over the prior year quarter to $19.6 million. Our first quarter EBITDA improved 6.6% over the prior year quarter to $24.0 million.
“LTL revenues grew by $2.3 million, or 1.7%, during the first quarter of 2014 from the prior year first quarter. Our LTL operating ratio deteriorated from 93.2% in the first quarter of 2013 to 95.0% in the first quarter of 2014. The primary factors contributing to the increased LTL operating ratio were additional costs incurred due to severe weather in the first quarter of 2014 and increased insurance and claims expense in the first quarter of 2014 compared to the first quarter of 2013.
“TL revenues grew by $47.3 million, or 32.3%, during the first quarter of 2014 from the prior year first quarter. Incremental revenues from our 2013 and 2014 acquisitions accounted for $27.8 million of the increase, with the remaining $19.6 million representing 13.4% organic growth. The positive impact of our recent TL acquisitions and organic revenue growth led to a 23.9% increase in TL operating income quarter-over-quarter. Our TL operating ratio deteriorated from 93.4% in the first quarter of 2013 to 93.8% in the first quarter of 2014. The primary factors contributing to the increased TL operating ratio were additional costs incurred due to severe weather in the first quarter of 2014 and increased insurance and claims expense in the first quarter of 2014 compared to the first quarter of 2013.
“TMS revenue grew by $35.2 million, or 164.1%, during the first quarter of 2014 from the prior year first quarter, primarily as a result of our acquisitions of Adrian Carriers, Marisol International, and Unitrans. The positive impact of our recent TMS acquisitions led to a 49.6% increase in TMS operating income quarter-over-quarter."
2014 Second Quarter Guidance
Commenting on guidance for the second quarter of 2014, Peter Armbruster, CFO of Roadrunner, said, “We anticipate our revenues for the second quarter to be in the range of $420 million to $445 million, representing an increase of 27% to 34% from the second quarter of 2013. We expect diluted income per share available to common stockholders to be between $0.37 and $0.41, compared to diluted income per share available to common stockholders of $0.37 in the prior year quarter. The guidance reflects our August 2013 stock offering, which will increase the weighted average diluted shares outstanding in the three months ending June 30, 2014 by approximately 1.5 million shares and will impact diluted income per share by $0.01 from the prior year period."
2014 First Quarter Segment Information
Roadrunner has three operating segments: less-than-truckload (LTL), truckload logistics (TL), and transportation management solutions (TMS). The following highlights exclude intercompany eliminations and corporate expenses.
LTL revenues, including fuel, increased 1.7% to $135.0 million for the first quarter of 2014 from $132.7 million for the first quarter of 2013. LTL operating income was $6.7 million, or 5.0% of LTL revenues, for the first quarter of 2014 compared with $9.0 million, or 6.8% of LTL revenues, for the first quarter of 2013.

Summary LTL operating statistics for the three months ended March 31 are shown below.

	Three Months Ended March 31,
	2014	2013	% Change
Operating ratio	95.0	93.2
Tonnage (in thousands of tons)	380.5	370.1	2.8%
Shipments (in thousands)	582.2	572.0	1.8%
Revenue per hundredweight (incl. fuel)	$17.85	$17.93	(0.4)%
Revenue per hundredweight (excl. fuel)	$14.64	$14.63	0.1%
Weight per shipment (lbs.)	1,307	1,294	1.0%
Linehaul cost per mile (excl. fuel)	$1.26	$1.24	1.6%

Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with Roadrunner's revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment.

TL revenues increased 32.3% to $193.9 million for the first quarter of 2014 from $146.5 million for the first quarter of 2013. The improvement was primarily due to increased load growth, increased utilization of Roadrunner's TL brokerage agent network, and the acquisitions of Wando Trucking, TA Drayage, G.W. Palmer Logistics, Yes Trans, and Rich Logistics. For the first quarter of 2014, these acquisitions collectively contributed TL revenues of $27.8 million. TL operating income was $12.0 million, or 6.2% of TL revenues, for the first quarter of 2014 compared with $9.7 million, or 6.6% of TL revenues, for the first quarter of 2013.
TMS revenues for the first quarter of 2014 increased 164.1% to $56.6 million from $21.4 million for the first quarter of 2013. The improvement in revenue was primarily due to the Adrian Carriers, Marisol International, and Unitrans acquisitions. For the first quarter of 2014, these acquisitions collectively contributed TMS revenues of $35.7 million. TMS operating income was $3.5 million, or 6.1% of TMS revenues, for the first quarter of 2014, compared with $2.3 million, or 10.8% of TMS revenues, for the first quarter of 2013.
Conference Call
A conference call is scheduled for Wednesday, April 30, 2014 at 4:30 p.m. Eastern Time. To access the conference call, please dial 866-202-3048 (U.S.) or 617-213-8843 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 93142561. The conference call will also be available via live webcast under the Investor Relations section of Roadrunner's website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through Wednesday, May 7, 2014, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 54822677. An archived version of the webcast will also be available under the Investor Relations section of Roadrunner's website, www.rrts.com.

About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload (“LTL”), truckload logistics (“TL”), transportation management solutions (“TMS”), intermodal solutions, freight consolidation, inventory management, expedited services, international freight forwarding, customs brokerage, and comprehensive global supply chain solutions. For more information, please visit Roadrunner’s website, www.rrts.com.
Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance, including statements regarding Roadrunner's performance; Roadrunner's organic and acquisition related growth; the impact of Roadrunner's August 2013 stock offering; the impact of adverse weather conditions; the impact of Roadrunner's acquisitions; and Roadrunner's expected revenues, diluted income per share available to common stockholders, and weighted average diluted shares outstanding for the second quarter of 2014. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to one or more significant claims and the cost of maintaining insurance, including increased premiums and insurance in excess of prior experience levels; the cost of compliance with, liability for violations of, or modifications to existing or future governmental regulations; the effect of environmental regulations; a decrease in the levels of capacity in the over-the-road freight sector; Roadrunner’s ability to execute its acquisition strategy and to integrate acquired companies; Roadrunner’s international operations; Roadrunner’s indebtedness and compliance with the covenants in its senior credit facility; the unpredictability of and potential fluctuation in the price and availability of fuel; the current economic environment; competition in the transportation industry; Roadrunner’s reliance on independent contractors to provide transportation services to its customers; and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Revenues	$382,031	$299,380
Operating expenses:
Purchased transportation costs	264,019	206,342
Personnel and related benefits	42,932	34,856
Other operating expenses	50,719	35,690
Depreciation and amortization	4,743	3,355
Acquisition transaction expenses	379	—
Total operating expenses	362,792	280,243
Operating income	19,239	19,137
Interest expense:
Interest on long-term debt	2,250	1,875
Total interest expense	2,250	1,875
Income before provision for income taxes	16,989	17,262
Provision for income taxes	6,575	6,680
Net income available to common stockholders	$10,414	$10,582
Earnings per share available to common stockholders:
Basic	$0.28	$0.30
Diluted	$0.27	$0.29
Weighted average common stock outstanding:
Basic	37,689	34,990
Diluted	39,183	36,743

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$9,542	$5,438
Accounts receivable, net of allowances of $2,833 and $2,957, respectively	217,311	171,165
Deferred income taxes	1,454	1,847
Prepaid expenses and other current assets	33,548	35,010
Total current assets	261,855	213,460
Property and equipment, net of accumulated depreciation of $34,071 and $30,869, respectively	120,293	96,558
Other assets:
Goodwill and intangible assets, net	622,521	550,106
Other noncurrent assets	11,565	11,756
Total other assets	634,086	561,862
Total assets	$1,016,234	$871,880
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$12,031	$10,938
Accounts payable	76,608	67,141
Accrued expenses and other liabilities	35,045	33,271
Total current liabilities	123,684	111,350
Long-term debt, net of current maturities	299,352	181,702
Other long-term liabilities	78,504	78,463
Total liabilities	501,540	371,515
Stockholders’ investment:
Common stock $.01 par value; 100,000 shares authorized; 37,854 and 37,564 shares issued and outstanding	379	376
Additional paid-in capital	388,204	384,292
Retained earnings	126,111	115,697
Total stockholders’ investment	514,694	500,365
Total liabilities and stockholders’ investment	$1,016,234	$871,880

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com